Exhibit 10.1

November 1, 2022

Craig Buick
#### #
## ########## #######
London
NW3 5TE
UK

Dear Craig

Re: Executive Separation Benefits

Further to our recent discussions, we are writing to confirm that we are aligning your separation benefits with the Encore Capital Group, Inc (“Encore”)’s Executive Separation Plan (the “Plan”) as much as possible, taking into account the differences between US and UK law and practice.

As you are aware, Participants in the Plan in the US are employed “at will” and therefore do not have contractual notice periods. In contrast, you are subject to and benefit from a 12-month contractual notice period as set out in your contract of employed with Cabot UK Holdco Limited (“Cabot”) dated 25 November 2019 (the “Contract”). As such, the alignment of your separation benefits with the Plan will be adjusted to reflect your contractual notice period entitlement. Please note that the Plan is discretionary and subject to amendment by the Board at any time subject to the limitations set out in the Plan. Accordingly, the benefits set out in this letter are also discretionary and subject to amendment by the Compensation Committee of the Board of Encore at any time (other than in the circumstances set out in the Plan) provided such amendment is consistent with any amendment to the Plan (or such reasonable interpretation of the Plan taking into account your Contract and differences between US and UK law and practice). Unless stated otherwise, all capitalised terms in this letter are as defined in the Plan.

Subject to (1) you signing a settlement agreement in a form and on terms agreed with Encore and Cabot (all parties are required to act reasonably in seeking to agree the form and terms) and (2) compliance with the Restrictions (defined below), if your employment is terminated by the Company without Cause and such termination is not for a reason listed in clause 18.1 of the Contract, then in addition to any payments due under the Contract (including in respect of your 12-month notice period), you will:

1.receive termination payments equivalent to 12 months’ Salary payable in substantially equal payments over 12 months;
2.receive a pro-rata bonus based on (i) the number of full and partial months that you worked (as opposed to being on garden leave or similar) during your notice period, (ii) achievement of the applicable performance conditions and (iii) your target bonus, payable no later than March 15 of the year following the year in which the Separation Date occurs;
3.receive a standard vesting continuation period of 12 months, meaning the period over which equity-based compensation will continue to vest/become exercisable, commencing on the Relevant Date (as defined in the Contract, i.e. earlier of termination or garden leave);

4.receive a lump sum payment equivalent to 24 months of the estimated costs of your private medical insurance (which shall be reduced by the estimated costs of your private medical insurance for 1 month for each month you are on garden leave or similar).

Subject to (1) you signing a settlement agreement in a form and on terms agreed with Encore and Cabot (all parties are required to act reasonably in seeking to agree the form and terms) and (2) compliance with the Restrictions (defined below), if your employment terminates without Cause during a Change-in-Control-Protection Period and such termination is not for a reason listed in clause 18.1 of the Contract, then in addition to any payments due under the Contract (including in respect of your 12-month notice period), you will:

1.receive a termination payment equivalent to 12 months’ Salary;
2.receive a pro-rata bonus based on (i) the number of full and partial months that you worked (as opposed to being on garden leave or similar) during your notice period and (ii) your target bonus;
3.a payment equal to the greater of (i) your target bonus or (ii) the bonus that would have been paid assuming actual year-to-date performance was annualised;
4.receive vesting of equity-based compensation consistent with Section 10.4 of the Plan (to the extent such vesting is more beneficial than the vesting described in the applicable underlying equity award agreement);
5.receive a lump sum payment equivalent to 24 months of the estimated costs of your private medical insurance (which shall be reduced by the estimated costs of your private medical insurance for 1 month for each month you are on garden leave or similar).

For the avoidance of doubt, you will not receive the payments set out above if you are under notice of termination (whether given by you or the Company) at the commencement of a Change in Control Protection Period.

The post-termination restrictions are summarised below, and will be set out in detail in the settlement agreement and reflect the substance of the restrictions set out in the Plan (the “Restrictions”):

(a)if you serve your full notice period on garden leave or otherwise, the following restrictions will start running on your termination date:

(i)12-month non-compete (consistent with the Contract);
(ii)12-month non-solicitation of customers and clients; and
(iii)12-month non-solicitation of employees;

(b)if Cabot pays you in lieu of your full notice period, the following restrictions will start running on the date which is 12 months after your termination date (with the exception of (i) below, which will start running on the date which is 6 months after your termination date):

(i)18-month non-compete (consistent with the Contract);
(ii)12-month non-solicitation of customers and clients; and
(iii)12-month non-solicitation of employees.

To the extent you serve a portion of your notice period before Cabot pays you in lieu of notice, the start dates and length of restrictions in (b) will be adjusted as needed (based on Encore’s sole judgment) to reflect (when combined with the Contract) a continuous 24-month restriction period. The restrictions set out in the Contract will also continue to apply except that the length of the restrictions in clause 16 of the Contract will be reduced by any period you spend on garden leave pursuant to clause 2.5 of the Contract.

All payments set out above will be subject to the usual income tax and national insurance deductions.

Other

The benefits under this letter shall not be terminated or suspended during the period commencing on the 180th day immediately preceding a Change-in-Control Date and ending on the 2nd anniversary of such Change-in-Control Date without your written consent.

You shall be under no obligation to seek other employment following the Separation Date and there shall be no offset against amounts due under this letter on account of any compensation attributable to any subsequent employment.

Unless otherwise provided in any written plan, program, agreement or arrangement between you and Encore or Cabot, in the event of your death, all benefits under this letter which would have been paid to you but for your death, will be paid to your Beneficiary. Beneficiary shall mean a beneficiary designated in writing by you to receive any benefits under this letter. If no beneficiary is designated by you, your estate shall be deemed to be your Beneficiary.

If you have any questions about the above, please do let me know.

Please counter sign this letter in the space below to confirm that you have read and understood the contents of this letter and agree.

Sincerely yours,

/s/ Tracy Ting

Tracy Ting
SVP and CHRO
For and on behalf of Encore Capital Group, Inc.

Enc. Encore Capital Group, Inc.’s Executive Separation Plan

I have read and understand the contents of this letter and agree.

/s/ Craig Buick
Craig Buick

Date: November 1, 2022